Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACTS:	Edward M. Jamison	702.878.0700
		Chairman of the Board, President and Chief Executive Officer

	Patrick Hartman	702.947.3514
		Executive Vice President, Chief Financial Officer
COMMUNITY BANCORP ANNOUNCES
2nd QUARTER 2008 RESULTS
LAS VEGAS, Nev. — (BUSINESS WIRE)—July 24, 2008— Community Bancorp (NASDAQ: CBON), the Las Vegas-based community bank holding company with $1.75 billion in total assets as of June 30, 2008, operating through Community Bank of Nevada and Community Bank of Arizona, today announced financial results for the three and six months ended June 30, 2008.
Second Quarter 2008 Overview
     Linked Quarter
•	The Company incurred a net loss for the second quarter of 2008 of $4.6 million, compared to net income in the first quarter of 2008 of $2.7 million.

•	The provision for loan losses amounted to $14.2 million for the second quarter of 2008, compared to $4.2 million in the first quarter of 2008.

•	Non-performing loans increased to $69.3 million, or 4.6% of gross loans, at June 30, 2008, compared to $13.7 million at March 31, 2008, or 0.93% of gross loans. One loan in the amount of $26.2 million represented 1.7% of total gross loans and 37.9% of non-performing loans. While this loan was not 90 days past due at June 30, 2008, management believed it was appropriate to classify this loan as non-accrual at June 30, 2008.

•	Other real estate owned (“OREO”) consists of seven properties totaling $11.0 million at June 30, 2008, compared to two properties totaling $2.8 million at March 31, 2008. One property in the amount of $2.4 million was sold on July 22, 2008 and for three properties, totaling $7.2 million, the Company has accepted purchase offers (two of which are in escrow) with anticipated closings in the third quarter of 2008.

•	The Company’s capital ratios continue to be above the well-capitalized guidelines established by bank regulatory agencies.
     2008 versus 2007
•	The Company incurred a net loss for the three and six months ended June 30, 2008 of $4.6 million and $1.9 million, respectively, compared to net income of $5.6 million and $11.1 million, respectively, in the same periods in 2007.

•	For the second quarter of 2008, the provision for loan losses amounted to $14.2 million, compared to $486,000, for the same period in 2007. For the first half of 2008, the provision for loan losses amounted to $18.4 million, compared to a provision for loan losses of $968,000 for the first half of 2007.

Financial Performance
     During the three and six months ended June 30, 2008 the Company’s earnings were challenged by difficult economic conditions in its primary markets as the deterioration of the real estate market during the second half of 2007 continued into the first half of 2008. The deterioration in the real estate market is due to a variety of factors, the most significant of which has been the fallout from the defaults associated with the sub-prime market and Alt-A loans. While the Company does not engage in sub-prime lending or Alt-A loans, its markets have been affected by these factors.
     The sustained economic downturn had the following effects on the Company’s results of operations and financial condition:
     Results of operations
•	The provision for loan losses was $14.2 million for the second quarter of 2008, compared to a provision for loan losses of $4.2 million for the first quarter of 2008 and $486,000 for the quarter ended June 30, 2007.

The provision for loan losses for the first half of 2008 increased to $18.4 million, compared to a provision for loan losses of $968,000 for the first half of 2007.

•	Due to an increase in non-performing loans for the three and six months ended June 30, 2008, interest and dividend income was adversely affected.

•	Due primarily to the increased provision for loan losses and the adverse effect of the increase in non-performing loans on interest and dividend income, the Company recognized a loss for the second quarter of 2008 of $4.6 million, or $(0.46) per diluted share, compared to net income of $2.7 million for the first quarter of 2008, or $0.26 per diluted share, and $5.6 million, or $0.54 per diluted share, for the second quarter of 2007.

For the first half of 2008 the Company recognized a net loss of $1.9 million, or $(0.19) per diluted share, compared to net income of $11.1 million, or $1.06 per diluted share in the first half of 2007.
     Financial condition
•	The allowance for loan losses increased to $28.1 million, or 1.86% of total gross loans, at June 30, 2008, compared to $17.1 million, or 1.20% of total gross loans, at December 31, 2007.

•	Non-performing loans totaled $69.3 million, or 4.6% of total gross loans, at June 30, 2008, compared to $12.1 million, or 0.85% of total gross loans, at December 31, 2007. One loan in the amount of $26.2 million represented 1.7% of total gross loans and 37.9% of non-performing loans. While this loan was not 90 days past due at June 30, 2008, management believed it was prudent to classify this loan as non-accrual at June 30, 2008. By classifying this one loan to non-accrual status, interest and dividend income was adversely affected by approximately $884,000.

•	OREO was $11.0 million at June 30, 2008, and the Company had no OREO at December 31, 2007. One property in the amount of $2.4 million was sold on July 22, 2008 and for three properties, totaling $7.2 million, the Company has accepted purchase offers (two of which are in escrow) with anticipated closings in the third quarter of 2008.

•	Impaired loans, which include all non-performing loans, increased to $103.1 million at June 30, 2008, compared to $29.8 million at December 31, 2007.
     Total assets increased by 3.2% to $1.75 billion as of June 30, 2008, from $1.69 billion as of December 31, 2007. The increase in total assets was driven primarily by a $86.7 million increase in total gross loans and an increase in other assets of $3.3 million, off-set in part by an increase in the allowance for loan losses of $11.0 million and reductions in cash and cash equivalents and securities available-for-sale of $5.0 million and $27.1 million, respectively, from December 31, 2007 to June 30, 2008. Asset growth during the first half of 2008 was funded through an increase in deposits of $98.8 million. The increase in deposits also provided funds to reduce the Company’s borrowings by $41.3 million.

     As of June 30, 2008 and December 31, 2007, gross loans represented 86.2% and 83.8%, respectively, of total assets. The Company’s lending activities consist primarily of commercial real estate, construction and land development and commercial and industrial loans. For the six months ended June 30, 2008 the largest increase in the loan portfolio was in commercial real estate loans, which increased 9.7%, to $406.2 million, compared to $370.5 million at December 31, 2007. The Company’s gross loan portfolio as of June 30, 2008 consisted of real estate — 84.3%, commercial and industrial — 15.4% and other — 0.3%. None of the Company’s loan portfolio involves sub-prime lending or ALT-A loans.
     Due to the increases in charge-offs, as well as, the general allowance for loan losses and the specific allowance for loan losses on impaired loans, the Company’s allowance for loan losses increased to $28.1 million as of June 30, 2008, compared to $17.1 million at December 31, 2007. As a result of these factors the Company recorded a provision of $14.2 million and $18.4 million for second quarter and first half of 2008, respectively, compared to $486,000 and $968,000, respectively, for the same periods in 2007. As of June 30, 2008, the allowance for loan losses was 1.86% of total gross loans, compared to 1.20% at December 31, 2007.
     OREO and non-performing loans were $11.0 million and $69.3 million, respectively, at June 30, 2008, totaling $80.3 million in non-performing assets. Non-performing loans at December 31, 2007 amounted to $12.1 million and the Company had no OREO. This increase in non-performing loans was due primarily to the sustained economic downturn in our primary markets and the detrimental affect these economic challenges have had on certain of the Company’s borrowers and the underlying value of collateral that secure these loans.
     The Company’s OREO as of June 30, 2008, consists of seven properties totaling $11.0 million, compared to two properties totaling $2.8 million at March 31, 2008 and no OREO at December 31, 2007. During the quarter ended June 30, 2008, the Company charged-off $1.4 million to the allowance for loan losses to record OREO at its estimated fair value less cost to sell. Of the $1.4 million in loan balances charged-off during the second quarter of 2008, the Company had previously established a specific allowance on these loans of $1.3 million. The Company also recognized a $525,000 write down of one OREO property during the second quarter of 2008 to adjust the carrying value of the property to its estimated fair value less cost to sell based on acceptance of a purchase offer. One property in the amount of $2.4 million was sold on July 22, 2008 and for three properties, totaling $7.2 million, the Company has accepted purchase offers (two of which are in escrow) with anticipated closings in the third quarter of 2008.
     As previously discussed, at June 30, 2008, one loan in the amount of $26.2 million represented 1.7% of total gross loans and 37.9% of non-performing loans. Management believes this loan has sufficient collateral to cover the outstanding principal balance as the loan balance represents approximately 55% of the current appraised value of the collateral. The balance of non-performing loans individually ranged in amount from $4,000 to $4.6 million.
     Impaired loans totaled $103.1 million at June 30, 2008, compared to $29.8 million at December 31, 2007. Impaired loans include all non-performing loans in the amount of $69.3 million and other loans in the amount of $33.8 million that, while currently performing, were deemed impaired by management. Based on a comprehensive review of all impaired loans as of June 30, 2008, management anticipates that losses associated with these impaired loans will approximate $11.0 million and has established a specific allowance for loan losses in this amount.
LINKED QUARTER
     Results of Operations
     For the quarter ended June 30, 2008, interest and dividend income was $26.2 million, compared to $30.0 million for the quarter ended March 31, 2008. The decrease in interest and dividend income was due to an increase in non-performing loans and lower yields on indexed loans (approximately 65% of the Company’s loans are indexed to Prime or Libor, although 51% of these loans have interest rate floors of which approximately 75% are now active). The Company’s average prime rate for the second quarter of 2008 decreased 114 basis points to 5.08%, compared to 6.22% for the first quarter of 2008, in response to the 225 basis point decrease in interest rate targets set by the Federal Open Market Committee (FOMC) during the first four months of 2008. As a result of the aforementioned factors, the Company’s yield on loans decreased to 6.79% for the second quarter of 2008, compared to 8.07% for the quarter ended March 31, 2008.
     For the quarter ended June 30, 2008, interest expense was $10.7 million, compared to $12.7 million for the quarter ended March 31, 2008. The same FOMC actions mentioned previously affected the cost of interest bearing liabilities. The target average federal funds rate for the second quarter of 2008 was 2.08%, down 110 basis points from the 3.18% average rate for the first quarter of 2008. The full impact of this decrease was not reflected in the cost of interest bearing liabilities as competitive pressures and the level of market rates do not always allow equal changes in interest rates paid. Unfavorable changes in funding liability mix also slowed the decrease in the average cost of funding liabilities. This resulted from increased reliance on certificates of deposits and wholesale sources of funds. As a net result of these factors, the Company’s cost of interest bearing liabilities decreased to 3.22% for the second quarter of 2008, compared to 3.96% for the first quarter of 2008.
     For the three months ended June 30, 2008, the Company’s net interest margin was 3.99%, compared to 4.56% for the three months ended March 31, 2008.
     The provision for loan losses was $14.2 million for the quarter ended June 30, 2008, compared to $4.2 million for the quarter ended March 31, 2008.
     Non-interest income decreased to $821,000 for the quarter ended June 30, 2008, compared to $2.2 million for the quarter ended March 31, 2008. The decrease was primarily due to the gain on sale of the Company’s Warm Springs property during the first quarter of 2008 for which there was no corresponding income during the second quarter of 2008.
     Non-interest expense decreased to $9.3 million for the quarter ended June 30, 2008, compared to $11.1 million for the quarter ended March 31, 2008. The decrease was primarily attributable to the recognition of a $814,000 gain on interest rate swaps during the second quarter of 2008 whereas the first quarter of 2008 reflected a loss on interest rate swaps of $829,000, as well as decreased salaries, wages and employee benefits of $635,000, offset in part by an increase in insurance costs of $212,000 and foreclosure costs of $154,000.
     “For the first time in the Company’s history we incurred a loss for the quarter. Since the inception of the bank and Company we have had continual profitability and growth. The extraordinary economic conditions, with reduced real estate values and the overall economic slow- down have been major factors effecting our quarter end results.
     The increase in the loan loss allowance, the change in our deposit mix, and the increase of our non-performing loans further contributed to our less than satisfactory performance. We have recognized our weakness in certain loans and economic sectors and have allocated the necessary reserves to support the changing values of the underlying security supporting these loans.
     We continue to grow the loan portfolio in the sectors that are still strong and supportable by our underwriting standards given the current economic environment. We continue to push our deposit gathering initiatives with some success and continue to build upon our current relationships and customers.
     Our focus is to work through this challenging period and to prepare to take advantage of opportunities as they present themselves in this rapidly changing environment. We believe shareholder value, capital building and maintenance to be our primary objectives as we steer through this cycle and prepare the Company for a strong and profitable future,” said Edward M. Jamison, Chairman of the Board, President and Chief Executive Officer.
     .
2008 VERSUS 2007
     Results of Operations
     For the three months and six months ended June 30, 2008, interest and dividend income was $26.2 million and $56.2 million, respectively, compared to $32.4 million and $63.3 million, respectively, for the same periods in 2007. The decrease in interest and dividend income was due to an increase in non-performing loans and lower yields on indexed loans. The Company’s average prime rate for the three and six months ended June 30, 2008 decreased 317 and 260 basis points, respectively, to 5.08% and 5.65%, respectively, compared to 8.25% in the same periods in 2007, in response to the 325 basis point decrease in the interest rate target set by the FOMC from September 2007 through April 2008. As a result of these factors, the Company’s yields on loans for the three and six months ended June 30, 2008 decreased to 6.79% and 7.42%, respectively, compared to 9.38% and 9.34%, respectively, in the same periods in 2007.
     For the three and six months ended June 30, 2008, interest expense was $10.7 million and $23.3 million, respectively, compared to $14.6 million and $28.0 million, respectively, for the same periods in 2007. The same FOMC action mentioned above affected the cost of interest bearing liabilities. The target average federal funds rate for the three and six months ended June 30, 2008 was 2.08% and 2.63%, respectively, down 317 basis points and 262 basis points, respectively, compared to 5.25% for the same periods in 2007. The full impact of these decreases were not reflected in the cost of interest bearing liabilities as competitive pressures and the level of market rates do not always allow equal changes in interest rates paid. Unfavorable changes in funding liability mix also slowed the decrease in the average cost of funding liabilities. This resulted from increased reliance on certificates of deposits and wholesale sources of funds. As a result of these factors, the Company’s cost of interest bearing liabilities decreased to 3.22% and 3.59% for the three and six months ended June 30, 2008, respectively, compared to 4.87% and 4.75%, respectively, for the same periods in 2007.
     For the three and six months ended June 30, 2008, the Company’s net interest margin was 3.99% and 4.27%, respectively, compared to 4.93% and 4.98%, respectively, in the same periods in 2007.
     The provision for loan losses was $14.2 million and $18.4 million, respectively, for the three and six months ended June 30, 2008, compared to $486,000 and $968,000, respectively, in the same periods in 2007.
     Non-interest income decreased to $821,000 for the three months ended June 30, 2008, compared to $1.0 million in the same period in 2007. This decrease was primarily due to a $250,000 gain on sale of loans in the second quarter of 2007 for which there was no corresponding amount during the second quarter of 2008, Non-interest income for the six months ended June 30, 2008, increased to $3.0 million, compared to $1.9 million for the same period in 2007. The increase was the result of the sale of the Company’s Warm Springs property in February 2008 which resulted in a gain of approximately $1.2 million, an increase in gains on sale of securities of $192,000, offset by the recognition of a net swap settlement expense of $115,000 (compared to net settlement income of $92,000 during the first half of 2007).
     For the three months ended June 30, 2008, non-interest expense decreased to $9.3 million, compared to $9.6 million in the same period in 2007, due primarily to a gain on interest rate swaps of $814,000, offset by an increase in insurance costs of $296,000 and foreclosure costs of $154,000. For the six months ended June 30, 2008 non-interest expense increased to $20.4 million, compared to $19.1 million in the same period of 2007, primarily due to increases in professional fees, insurance costs and foreclosed assets, net.
Capital Ratios
     The Company’s capital ratios continue to be above the well-capitalized guidelines established by bank regulatory agencies. As of June 30, 2008 the Company’s tier 1 leverage capital ratio, tier 1 risk-based capital ratio and total risk-based capital ratio were 11.27%, 10.98% and 12.24%, respectively, compared to 12.22%, 12.07% and 13.63%, respectively, at June 30, 2007.
     “We avoided sub-prime and Alt-A loan originations and do not have any loans of this type in our portfolio. Yet the rapid shift in residential real estate and other real estate sectors, coupled with the general decline in our markets’ economies has provided both challenges and opportunities for the Company. Even with these challenges we are actively managing and recognizing our non-performing assets while increasing our liquidity position. We have reduced our borrowings and are building our core deposit base along with reviewing and adding additional correspondent relationships to provide enhanced liquidity management. We continue to focus on profitable growth in quality lending relationships and building and strengthening our core deposit mix. Our strong risk-based capital position of 12.24% puts us well above what is required to be classified a “well capitalized” institution. Capital, asset and liability management and our historically conservative underwriting standards will allow us to respond to the economic environment with increased shareholder value.,” stated Edward M. Jamison, Chairman of the Board, President and Chief Executive Officer.
About Community Bancorp
     Community Bancorp is a bank holding company headquartered in Las Vegas, Nevada with four wholly-owned subsidiaries: 1) Community Bank of Nevada, 2) Community Bank of Arizona, 3) Community Bancorp (NV) Statutory Trust II and 4) Community Bancorp (NV) Statutory Trust III. Community Bancorp exists primarily for the purpose of holding the stock of its wholly-owned subsidiaries and facilitating their activities. Community Bank of Nevada is a Nevada state chartered bank providing a full range of commercial and consumer bank products through thirteen branches located in the greater Las Vegas area. Community Bank of Arizona is an Arizona state chartered bank providing a full range of commercial and consumer bank products through three branches located in the greater Phoenix, Arizona area. We provide commercial banking services, including real estate, construction and commercial loans and SBA loans, to small- and medium-sized businesses.

     For more information about Community Bancorp, visit our website at www.community-bancorp.com.
Attached to this press release is summarized financial information for the quarter ended June 30, 2008.
Forward-Looking Statements
     Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to the recent fluctuations in the U.S. capital and credit markets, loan production, balance sheet management, the economic condition of the markets in Las Vegas, Nevada, or Phoenix, Arizona and their deteriorating real estate sectors, net interest margin, loan quality, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, our ability to manage systemic risks and control operating risks, and general economic conditions. Additional information on these and other factors that could affect financial results are included in “Item 1A. Risk Factors” of our Annual Report on Form 10K for the year ended December 31, 2007, and our other Securities and Exchange Commission filings.
     When used in this document, the words or phrases such as “will likely result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Such forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in those areas in which we operate, demographic changes, competition, fluctuations in interest rates, changes in business strategy or development plans, changes in governmental regulation, credit quality, the availability of capital to fund the expansion of our business, economic, political and global changes arising from the war on terrorism, the conflict with Iraq and its aftermath, and other factors referenced in our Annual Report on Form 10K for the year ended December 31, 2007, including in “Item 1A. Risk Factors.” Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. Community Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Community Bancorp under the PSLRA’s safe harbor provisions. When relying on forward-looking statements to make decisions with respect to our Company, investors and others are cautioned to consider these and other risks and uncertainties.

COMMUNITY BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2008	2007
	(In thousands, except share data)
ASSETS
Cash and due from banks	$13,159	$19,243
Interest bearing deposits in other banks	791	141
Federal funds sold	447	20

Cash and cash equivalents	14,397	19,404

Securities available for sale, at fair value	61,161	88,217
Securities held to maturity, at amortized cost (fair value of $645 as of June 30, 2008 and $817 as of December 31, 2007)	635	801
Required equity investments, at cost	12,335	14,014
Loans, net of allowance for loan losses of $28,050 as of June 30, 2008 and $17,098 as of December 31, 2007	1,473,961	1,396,890
Premises and equipment, net	25,557	27,535
Other real estate owned	11,033	—
Accrued interest and dividends receivable	7,083	8,046
Deferred income taxes, net	1,716	1,503
Bank owned life insurance	10,719	10,521
Goodwill	113,636	113,636
Core deposit intangible, net of accumulated amortization of $3,148 as of June 30, 2008 and $2,478 as of December 31, 2007	6,811	7,481
Other assets	8,780	5,473

Total assets	$1,747,824	$1,693,521

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits:
Non-interest bearing	$163,551	$170,725
Interest bearing:
Demand	706,181	672,567
Savings	22,445	28,465
Time, $100,000 or more	186,857	171,664
Other time	250,189	187,041

Total deposits	1,329,223	1,230,462

Borrowings	105,412	146,684
Accrued interest payable and other liabilities	7,190	9,090
Junior subordinated debt	72,166	72,166

Total liabilities	1,513,991	1,458,402

Stockholders’ equity
Preferred stock, par value: $0.001; shares authorized: 20,000,000 at June 30, 2008 and none at December 31, 2007; shares issued: none	—	—
Common stock, par value: $0.001; shares authorized: 50,000,000 at June 30, 2008 and 30,000,000 at December 31, 2007; shares issued: 10,604,570 as of June 30, 2008 (including 145,178 shares of unvested restricted stock) and 10,620,529 as of December 31, 2007 (including 161,137 shares of unvested restricted stock)	11	11
Additional paid-in capital	169,815	168,931
Retained earnings	70,853	72,797
Accumulated other comprehensive (loss) income, net of tax	(162)	64

	240,517	241,803

Less cost of treasury stock, 350,575 shares as of June 30, 2008 and December 31, 2007	(6,684)	(6,684)

Total stockholders’ equity	233,833	235,119

Total liabilities and stockholders’ equity	$1,747,824	$1,693,521

COMMUNITY BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the three months ended			For the six months ended
	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
	(In thousands)
Interest and dividend income:
Loans, including fees	$25,232	$28,826	$30,439	$54,058	$59,373
Securities and investments	948	1,119	1,448	2,067	2,884
Federal funds sold	17	10	529	27	1,047

Total interest and dividend income	26,197	29,955	32,416	56,152	63,304

Interest expense on:
Deposits	8,615	10,143	11,926	18,758	22,623
Borrowings	1,021	1,379	1,149	2,400	2,301
Junior subordinated debt	1,034	1,154	1,543	2,188	3,073

Total interest expense	10,670	12,676	14,618	23,346	27,997

Net interest income before provision for loan losses	15,527	17,279	17,798	32,806	35,307

Provision for loan losses	14,226	4,168	486	18,394	968

Net interest income after provision for loan losses	1,301	13,111	17,312	14,412	34,339

Non-interest income:
Service charges and other income	738	663	557	1,401	1,185
Bank owned life insurance	98	100	111	198	229
Net swap settlements	(85)	(30)	44	(115)	92
Rental income	39	48	38	87	76
Gain on sale of securities	31	165	4	196	4
Gain on sale of property	—	1,210	—	1,210	—
Net gain on sale of loans	—	—	250	—	285

Total non-interest income	821	2,156	1,004	2,977	1,871

Non-interest expense:
Salaries, wages and employee benefits	5,230	5,865	5,589	11,095	11,301
Occupancy, equipment and depreciation	1,291	1,282	1,227	2,573	2,423
Core deposit intangible amortization	335	335	335	670	670
Data processing	303	230	268	533	583
Advertising and public relations	405	377	464	782	737
Professional fees	616	590	428	1,206	700
Telephone and postage	163	163	193	326	394
Stationery and supplies	207	195	192	402	358
Directors fees	119	117	50	236	178
Insurance	436	224	140	660	259
Software maintenance	173	146	116	319	221
Loan related	123	100	82	223	177
Foreclosed assets, net	154	—	—	154	—
(Gain) loss on interest rate swap	(814)	829	—	15	—
Other operating expenses	541	657	539	1,198	1,080

Total non-interest expense	9,282	11,110	9,623	20,392	19,081

(Loss) income before income tax provision	(7,160)	4,157	8,693	(3,003)	17,129
Income tax (benefit) provision	(2,524)	1,465	3,050	(1,059)	6,037

Net (loss) income	$(4,636)	$2,692	$5,643	$(1,944)	$11,092

EARNINGS (LOSS) PER SHARE:
Basic	$(0.46)	$0.27	$0.54	$(0.19)	$1.06

Diluted	$(0.46)	$0.26	$0.54	$(0.19)	$1.06

Weighted average shares outstanding

Basic	10,108,817	10,108,817	10,419,924	10,108,817	10,417,919

Diluted	10,108,817	10,224,744	10,488,289	10,108,817	10,490,016

DISTRIBUTION, RATE AND YIELD ANALYSIS OF NET INTEREST INCOME

	Three Months Ended
	June 30, 2008			March 31, 2008			June 30, 2007
		Interest	Annualized		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Rate/Yield (7)	Balance	Expense	Rate/Yield (7)	Balance	Expense	Rate/Yield (7)
	(In thousands, except percentage data)
Assets:
Interest earning assets:
Loans (1)(2)	$1,493,582	$25,232	6.79%	$1,436,861	$28,826	8.07%	$1,301,307	$30,439	9.38%
Investment securities (3)(4)	79,982	948	5.29%	94,323	1,119	5.23%	115,495	1,448	5.42%
Federal funds sold	3,293	17	2.08%	1,348	10	2.98%	40,674	529	5.21%

Total interest earning assets (3)	1,576,857	26,197	6.71%	1,532,532	29,955	7.89%	1,457,476	32,416	8.95%

Non-interest earning assets:
Cash and due from banks	16,737			16,058			23,348
Goodwill and intangibles	120,632			120,974			123,427
Other assets	35,468			33,234			35,223

Total assets	$1,749,694			$1,702,798			$1,639,474

Liabilities and stockholders’ equity:
Interest bearing liabilities:
Deposits:
Interest bearing demand	$71,046	$303	1.72%	$75,651	$410	2.18%	$69,625	$470	2.71%
Money market	666,254	3,995	2.41%	599,325	4,939	3.31%	506,738	5,878	4.65%
Savings	23,198	79	1.37%	25,068	99	1.59%	41,175	279	2.72%
Time	396,548	4,238	4.30%	390,584	4,695	4.83%	408,380	5,299	5.20%

Total interest bearing deposits	1,157,046	8,615	2.99%	1,090,628	10,143	3.74%	1,025,918	11,926	4.66%
Borrowings	102,910	1,021	3.99%	124,047	1,379	4.47%	89,562	1,149	5.15%
Junior subordinated debt	72,166	1,034	5.76%	72,166	1,154	6.43%	87,630	1,543	7.06%

Total interest bearing liabilities	1,332,122	10,670	3.22%	1,286,841	12,676	3.96%	1,203,110	14,618	4.87%

Non-interest bearing liabilities:
Demand deposits	168,644			167,766			195,581
Other liabilities	9,034			9,519			12,313

Total non-interest bearing liabilities	1,509,800			1,464,126			1,411,004
Stockholders’ equity	239,894			238,672			228,470

Total liabilities and stockholders’ equity	$1,749,694			$1,702,798			$1,639,474

Net interest income		$15,527			$17,279			$17,798

Net interest spread (5)			3.49%			3.93%			4.08%

Net interest margin (3)(6)			3.99%			4.56%			4.93%

(1)	Includes average non-accrual loans of $39.7 million, $15.1 million and $1.1 million at June 30, 2008, March 31, 2008 and June 30, 2007, respectively.

(2)	Net loan fees of $1.7 million, $2.1 million and $2.0 million are included in the yield computations for the three months ended June 30, 2008, March 31, 2008 and June 30, 2007, respectively.

(3)	Yields on securities, total interest-earning assets and net interest margin have been adjusted to a tax-equivalent basis. These adjustments amounted to $104,000, $108,000 and $110,000 for the three months ended June 30, 2008, March 31, 2008 and June 30, 2007

(4)	Includes securities available for sale, securities held to maturity, interest bearing deposits in other banks and required equity investments.

(5)	Net interest spread represents the average yield earned on interest earning assets less the average rate paid on interest bearing liabilities.

(6)	Net interest margin is computed by dividing net interest income, on a tax equivalent basis, by total average earning-assets.

(7)	Yields are computed based on actual number of days during the period.

DISTRIBUTION, RATE AND YIELD ANALYSIS OF NET INTEREST INCOME

	Six Months Ended
	June 30, 2008			June 30, 2007
		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Rate/Yield (7)	Balance	Expense	Rate/Yield (7)
	(In thousands, except percentage data)
Assets:
Interest earning assets:
Loans (1)(2)	$1,465,222	$54,058	7.42%	$1,282,448	$59,373	9.34%
Investment securities (3)(4)	87,152	2,067	5.26%	116,965	2,884	5.35%
Federal funds sold	2,320	27	2.34%	39,958	1,047	5.28%

Total interest earning assets (3)	1,554,694	56,152	7.29%	1,439,371	63,304	8.90%

Non-interest earning assets:
Cash and due from banks	16,398			24,144
Goodwill and intangibles	120,803			123,544
Other assets	34,351			34,704

Total assets	$1,726,246			$1,621,763

Liabilities and stockholders’ equity:
Interest bearing liabilities:
Deposits:
Interest bearing demand	$73,348	$713	1.95%	$66,247	$865	2.63%
Money market	632,789	8,934	2.84%	490,091	11,267	4.64%
Savings	24,133	178	1.48%	47,785	648	2.73%
Time	393,566	8,933	4.56%	407,863	9,843	4.87%

Total interest bearing deposits	1,123,836	18,758	3.36%	1,011,986	22,623	4.51%

Borrowings	113,478	2,400	4.25%	90,073	2,301	5.15%
Junior subordinated debt	72,166	2,188	6.10%	87,630	3,073	7.07%

Total interest bearing liabilities	1,309,480	23,346	3.59%	1,189,689	27,997	4.75%

Non-interest bearing liabilities:
Demand deposits	168,205			195,086
Other liabilities	9,269			11,290

Total non-interest bearing liabilities	1,486,954			1,396,065
Stockholders’ equity	239,292			225,698

Total liabilities and stockholders’ equity	$1,726,246			$1,621,763

Net interest income		$32,806			$35,307

Net interest spread (5)			3.71%			4.15%

Net interest margin (3)(6)			4.27%			4.98%

(1)	Includes average non-accrual loans of $27.4 million and $1.2 million at June 30, 2008 and 2007, respectively.

(2)	Net loan fees of $3.8 million and $3.7 million are included in the yield computations for the six months ended June 30, 2008 and 2007, respectively.

(3)	Yields on securities, total interest-earning assets and net interest margin have been adjusted to a tax-equivalent basis. These adjustments amounted to $212,000 and $221,000 for the six months ended June 30, 2008 and 2007, respectively.

(4)	Includes securities available for sale, securities held to maturity, interest bearing deposits in other banks and required equity investments.

(5)	Net interest spread represents the average yield earned on interest earning assets less the average rate paid on interest bearing liabilities.

(6)	Net interest margin is computed by dividing net interest income, on tax equivalent basis, by total average earning-assets.

(7)	Yields are computed based on actual number of days during the period.

KEY PERFORMANCE INDICATORS

	2nd	2nd		1st	1st
	Quarter	Quarter	Percentage	Half	Half	Percentage
	2008	2007	Change	2008	2007	Change
	(In thousands, except share and percentage data)			(In thousands, except share and percentage data)
SELECTED FINANCIAL RATIOS
Return on average assets	(1.07)%	1.38%	(177.2)%	(0.23)%	1.38%	(116.4)%
Return on average stockholders’ equity	(7.77)%	9.91%	(178.4)%	(1.63)%	9.91%	(116.5)%
Net interest margin (1)	3.99%	4.93%	(19.1)%	4.27%	4.98%	(14.2)%
Efficiency ratio (2)	56.78%	51.18%	10.9%	56.99%	51.32%	11.0%

Capital Ratios
Consolidated tier 1 leverage capital ratio				11.27%	12.22%	(7.8)%
Consolidated tier 1 risk-based capital ratio				10.98%	12.07%	(9.0)%
Consolidated total risk-based capital ratio				12.24%	13.63%	(10.2)%

Asset Quality Ratios
Non-performing loans (3)				$69,282	$1,311	5,184.7%
Non-performing assets (4)				$80,315	$1,311	6,026.2%
Non-performing loans to total gross loans				4.60%	0.10%	4,500.8%
Non-performing assets to total gross loans and OREO				5.29%	0.10%	5,194.6%
Non-performing assets to total assets				4.60%	0.08%	5,650.0%
Allowance for loan losses to total gross loans				1.86%	1.17%	59.2%
Allowance for loan losses to non-performing assets				35%	1,219%	(97)%
Allowance for loan losses to non-performing loans				40%	1,219%	(97)%
Net charge-offs (recoveries) to average loans (5)	1.62	0.04%		1.02%	(0.01)%

(1)	Net interest margin represents net interest income, on a tax equivalent basis, as a percentage of average interest-earning assets.

(2)	Efficiency ratio represents non-interest expenses, excluding provision for loan losses, as a percentage of the aggregate of net interest income and non-interest income.

(3)	Non-performing loans are defined as loans that are past due 90 days or more plus loans placed on non-accrual status.

(4)	Non-performing assets are defined as assets that are past due 90 days or more plus assets placed on non-accrual status and other real estate owned.

(5)	Annualized.

COMPOSITE OF LOAN PORTFOLIO

	June 30,		March 31,		December 31,
	2008		2008		2007
	(In thousands, except percentage data)
Real estate:
Commercial	$406,218	27.0%	$389,569	26.5%	$370,464	26.1%
Residential	38,853	2.6%	42,463	2.9%	43,212	3.1%
Construction and land development	823,429	54.7%	796,307	54.3%	789,185	55.6%
Commercial and industrial	232,579	15.4%	234,713	16.0%	210,614	14.8%
Consumer and other	4,797	0.3%	5,020	0.3%	5,707	0.4%

Total gross loans	1,505,876	100.0%	1,468,072	100.0%	1,419,182	100.0%

Less:
Allowance for loan losses	28,050		19,831		17,098
Net unearned loan fees and discounts	3,865		4,369		5,194

Total net loans	$1,473,961		$1,443,872		$1,396,890

Gross loans to total assets	86.2%		85.2%		83.8%

DETAIL COMPOSITE OF LOAN PORTFOLIO

			Total Impaired
		Specific			Non
	Balance	Allowance	Total	Accruing	Performing
Real Estate:
Total Construction & Land
Single Family
Single Family Residential	$196,244	$4,375	$30,824	$8,689	$22,135
Condominiums	18,320	—	—	—	—

Total Single Family	214,564	4,375	30,824	8,689	22,135
Multifamily	45,954	2,400	14,823	14,823	—
Retail	334,100	83	32,168	—	32,168
Industrial	98,336	—	—	—	—
Office	89,963	—	8,552	6,302	2,250
Other	40,512	—	—	—	—

Total Construction & Land	823,429	6,858	86,367	29,814	56,553

Commercial
Office
Owner occupied	117,775	—	2,746	—	2,746
Non owner occupied	43,291	—	—	—	—

Total Office	161,066	—	2,746	—	2,746
Retail	124,665	710	2,492	1,282	1,210
Industrial	63,778	—	—	—	—
Other	56,709	100	203	—	203

Total Commercial	406,218	810	5,441	1,282	4,159

Residential	38,853	642	920	517	403

Total Real Estate	1,268,500	8,310	92,728	31,613	61,115

Commercial & Industrial	232,579	2,704	10,343	2,190	8,153

Consumer	4,797	—	4	—	4

Total Gross Loans	1,505,876	$11,014	103,075	$33,803	$69,272

Allowance for loan losses	28,050		11,014

Deferred Fees, Net	3,865

Net Loans	$1,473,961		$92,061

DETAIL COMPOSITE OF CONSTRUCTION & LAND LOAN PORTFOLIO

			Total Impaired
		Specific			Non
	Balance	Allowance	Total	Accruing	Performing
Construction & Land
Construction
Single Family
Single Family Residential	$25,420	$443	$6,424	$—	$6,424
Condominiums	18,320	—	—	—	—

Total Single Family	43,740	443	6,424	—	6,424
Multifamily	7,413	2,400	7,413	7,413	—
Retail	139,366	—	1,362	—	1,362
Industrial	33,104	—	—	—	—
Office	47,453	—	—	—	—
Other	10,978	—	—	—	—

Total Construction	282,054	2,843	15,199	7,413	7,786

Acquisition & Development
Single Family
Single Family Residential	75,300	2,704	17,807	8,609	9,198
Condominiums	—	—	—	—	—

Total Single Family	75,300	2,704	17,807	8,609	9,198
Multifamily	17,535	—	7,410	7,410	—
Retail	131,811	83	30,806	—	30,806
Industrial	17,464	—	—	—	—
Office	24,060	—	6,302	6,302	—
Other	6,468	—	—	—	—

Total Acquisition & Development	272,638	2,787	62,325	22,321	40,004

Developed Land
Single Family
Single Family Residential	31,816	1,228	4,964	80	4,884
Condominiums	—	—	—	—	—

Total Single Family	31,816	1,228	4,964	80	4,884
Multifamily	21,006	—	—	—	—
Retail	39,346	—	—	—	—
Industrial	2,433	—	—	—	—
Office	145	—	—	—	—
Other	18,566	—	—	—	—

Total Developed Land	113,312	1,228	4,964	80	4,884

Raw Land
Single Family
Single Family Residential	63,708	—	1,629	—	1,629
Condominiums	—	—	—	—	—

Total Single Family	63,708	—	1,629	—	1,629
Multifamily	—	—	—	—	—
Retail	23,577	—	—	—	—
Industrial	45,335	—	—	—	—
Office	18,305	—	2,250	—	2,250
Other	4,500	—	—	—	—

Total Raw Land	155,425	—	3,879	—	3,879

Total Construction & Land	$823,429	$6,858	$86,367	$29,814	$56,553

ALLOWANCE FOR LOAN LOSSES

	For the three months ended		For the six months ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
	(In thousands)
Balance at beginning of period	$19,831	$15,615	$17,098	$14,973
Provision for loan losses	14,226	486	18,394	968
Less amounts charged off	(6,126)	(129)	(7,671)	(228)
Recoveries of amounts charged off	119	13	229	272

Balance at end of period	$28,050	$15,985	$28,050	$15,985

COMPOSITE OF NON-ACCRUAL LOANS

	June 30, 2008			March 31, 2008			December 31, 2007
	Non-Accrual		Percent of	Non-Accrual		Percent of	Non-Accrual		Percent of
	Balance	%	Total Loans	Balance	%	Total Loans	Balance	%	Total Loans
	(In thousands, except percentage data)
Real Estate:
Commercial	$4,159	6.0%	0.28%	$5,884	43.0%	0.40%	$4,291	35.5%	0.30%
Residential	403	0.6%	0.03%	3,950	28.9%	0.27%	—	0.0%	0.00%
Construction and land development	56,553	81.6%	3.75%	2,800	20.5%	0.19%	5,738	47.6%	0.40%
Commercial and industrial	8,153	11.8%	0.54%	1,035	7.6%	0.07%	2,042	16.9%	0.15%
Consumer and Other	4	0.0%	0.00%	4	0.0%	0.00%	5	0.0%	0.00%

Total non-accrual loans	$69,272	100.0%	4.60%	$13,673	100.0%	0.93%	$12,076	100.0%	0.85%

COMPOSITE OF NON-PERFORMING ASSETS

	June 30,	March 31,	December 31,
	2008	2008	2007
	(In thousands)
Non-accrual loans, not restructured	$69,272	$13,673	$12,076
Accruing loans past due 90 days or more	10	3	20
Restructured loans	—	—	—

Total non-performing loans	69,282	13,676	12,096

OREO	11,033	2,778	—

Total non-performing assets	$80,315	$16,454	$12,096